Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AERPIO PHARMACEUTICALS, INC.

Aerpio Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Aerpio Pharmaceuticals, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 16, 2007 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on November 16, 2007, and as amended from time to time (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Aerpio Pharmaceuticals, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

1. The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred ten million (310,000,000), of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

2. Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

3. Advance Notice. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

4. Liquidation Event.

(a) Subject to the rights of the holders of any series of Undesignated Preferred Stock then outstanding and in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, in no event shall the Corporation liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Liquidation Event (each, a “Liquidation”), or consent to any of the foregoing unless such a Liquidation has been approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of capital stock entitled to vote generally on the election of Directors, voting together as a single class; provided, however, that at any time there is a Majority

Stockholder, the consummation of any Liquidation shall also require the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of Directors that are not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class.

(b) For purposes of this Certificate, “Affiliates” and “Associates” shall have the meanings ascribed to such terms under Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the following capitalized terms shall have the meanings set forth below:

(1)	“Liquidation Event” means:

(i) a merger or consolidation in which:

(A) the Corporation is a constituent party or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation; or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(2) “Majority Stockholder” means a Person that, individually or together with all of such Person’s Affiliates and/or Associates, Owns more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of Directors.

(3) “Owner,” including the terms “Own,” “Owns” and “Owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates (i) beneficially owns such Stock, directly or indirectly (including for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); (ii) has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in the immediately preceding clause (ii)(B) of this definition), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock.

(4) a “Person” means an individual, a partnership, a corporation, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or association or other entity.

(5) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

4. Section 251(h) of the DGCL. The Corporation shall not be subject to the provisions of Section 251(h) of the DGCL and, consequently, the vote of stockholders of the Corporation that, absent Section 251(h) of the DGCL, would be required to authorize a merger under the DGCL and this Certificate, shall be required to authorize a merger.

5. Affiliate Transactions. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any duly authorized certificate of designations relating to any series of Undesignated Preferred Stock), the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the Directors then in office shall be required prior to the consummation by the Corporation or any of its subsidiaries of any agreement, transaction, commitment or arrangement with a Majority Stockholder or any of its Affiliates or Associates.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide. At all meetings of stockholders for the election of Directors at which a quorum is present, the Directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors with respect to any series of Preferred Stock, whenever the holders of any series of Undesignated Preferred Stock are entitled to elect one or more Directors, such Directors shall be elected by a plurality of the votes of the shares of such series.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, the number of Directors of the Corporation shall be fixed solely and exclusively by the affirmative vote of sixty-six and two-thirds percent (66 2⁄3%) of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be Paul Weiss and Caley Castelein; the initial Class II Directors of the Corporation shall be Steven Prelack, Anupam Dalal and Pravin Dugel; and the initial Class III Directors of the Corporation shall be Joseph Gardner, Muneer Satter, and Chau Khuong. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2018, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2019, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2020. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of sixty-six and two-thirds percent (66 2⁄3%) of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2⁄3%) or more of the voting power of the outstanding shares of capital stock then entitled to vote generally on the election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

EXCLUSIVE FORUM

1. Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. As used in this Certificate of Incorporation, the term “Claim” means the actions, proceedings or claims referred to in clauses (i) through (iv) on this Section 1.

2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VIII.

ARTICLE IX

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of sixty-six and two-thirds percent (66 2⁄3%) of the Directors then in office.

2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of capital stock entitled to vote generally on the election of Directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate (including any duly authorized certificate of designations relating to any series of Undesignated Preferred Stock) or otherwise; provided, however, that at any time there is a Majority Stockholder, the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of Directors that are not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class, shall also be required to adopt, amend, alter or repeal any provisions of the By-laws of the Corporation.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote generally on the election of Directors, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote generally on the election of Directors as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of capital stock entitled to vote generally on the election of Directors, and the affirmative vote of not less than sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article IV(1)(ii) (but only to the extent that such amendment would decrease the number of authorized shares of Undesignated Preferred Stock) or (3)(B), Article V, Article VI, Article VII, Article VIII, Article IX or Article X of this Certificate; and provided, further, that at any time there is a Majority Stockholder, the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of Directors that are not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class, shall be required to amend or repeal any provision of Article IV(1)(ii) (but only to the extent that such amendment would decrease the number of authorized shares of Undesignated Preferred Stock) or (3)(B), Article V, Article VI, Article VII, Article VIII, Article IX or Article X of this Certificate.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 15th day of March, 2017.

AERPIO PHARMACEUTICALS, INC.

By: /s/ Joseph Gardner
Name: Joseph Gardner, Ph.D.
Title: President and Chief Executive Officer